                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BEST BUY CO., INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

              Robert T. Montague, Robins, Kaplan, Miller & Ciresi,
                          on behalf of the Registrant
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
        * Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               BEST BUY CO., INC.
                            7075 FLYING CLOUD DRIVE
                         EDEN PRAIRIE, MINNESOTA 55344

                                     [LOGO]

                   NOTICE OF REGULAR MEETING OF SHAREHOLDERS

    The 1995 Regular Meeting of the Shareholders of Best Buy Co., Inc., a Minnesota corporation (the "Company"), will be held at the Company's corporate offices at 7075 Flying Cloud Drive, Eden Prairie, Minnesota, on Wednesday, June 21, 1995, at 3:00 p.m., for the following purposes:

    1. To elect three Class 2 directors to serve on the Board of Directors for a term of two years.

    2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the Company's current fiscal year.

    3. To approve an amendment to the bonus compensation program for the Company's senior officers.

    4.  To transact such other business as may properly come before the meeting.

    Only Shareholders of record at the close of business on Wednesday, May 3, 1995, the record date, are entitled to notice of and to vote at the meeting and any adjournments thereof.

    Whether or not you expect to attend the meeting in person, please complete, sign and promptly return the enclosed form of Proxy.

                                          By Order of the Board of Directors

                                                    [SIG]

                                          Elliot S. Kaplan
                                          SECRETARY
Minneapolis, Minnesota
May 10, 1995

                                PROXY STATEMENT

                               BEST BUY CO., INC.
                            7075 FLYING CLOUD DRIVE
                         EDEN PRAIRIE, MINNESOTA 55344

                REGULAR MEETING OF SHAREHOLDERS -- JUNE 21, 1995

                 INFORMATION CONCERNING SOLICITATION AND VOTING

    The enclosed Proxy is solicited by the Board of Directors of Best Buy Co., Inc. (the "Company") for use at the Regular Meeting of Shareholders to be held Wednesday, June 21, 1995, at 3:00 p.m., local time, at the Company's corporate headquarters at 7075 Flying Cloud Drive, Eden Prairie, Minnesota, or any adjournments thereof (the "Meeting"), for the purposes set forth herein and in the accompanying Notice of Regular Meeting of Shareholders. Proxies will be voted in accordance with the directions specified therein. ANY PROXY IN WHICH NO DIRECTION IS SPECIFIED WILL BE VOTED IN FAVOR OF EACH OF THE MATTERS TO BE CONSIDERED. These proxy solicitation materials are first being sent to Shareholders on or about May 10, 1995.

    As of May 3, 1995, the record date fixed for the determination of Shareholders of the Company entitled to notice of and to vote at the Meeting, there were outstanding [ ] shares of Common Stock, which is the only class of the capital stock of the Company outstanding.

    Each Shareholder will be entitled to one vote per share on all matters acted upon at the Meeting. The aggregate number of votes cast by all Shareholders present in person or by proxy at the Meeting will be used to determine whether a motion is carried. Thus, an abstention from voting on a matter by a Shareholder, while included for purposes of calculating a quorum for the Meeting, has no effect on the item on which the Shareholder abstained from voting. In addition, although broker "non-votes" will be counted for purposes of attaining a quorum, they will have no effect on the vote.

    Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by (i) delivering to the principal office of the Company a written notice of revocation, (ii) filing with the Company a duly executed Proxy bearing a later date or (iii) attending the Meeting and voting in person.

    The costs of this solicitation will be borne by the Company. Proxies may be solicited by the Company's directors, officers and regular employees, without extra compensation, by mail, telegram, telephone and personal solicitation. The Company will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of the Company's Common Stock. The Company will reimburse brokerage firms, banks and other custodians, nominees, fiduciaries and other persons representing beneficial owners for reasonable expenses incurred by them in forwarding proxy solicitation materials and annual reports to the beneficial owners of shares in accordance with the New York Stock Exchange schedule of charges.

                             ELECTION OF DIRECTORS

GENERALLY

    The Company's By-laws provide that the Board of Directors shall consist of seven directors, four of whom are Class 1 directors and three of whom are Class 2 directors. Directors are elected for a term of two years and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years.

    Management and the Board of Directors recommend that Richard M. Schulze, Elliot S. Kaplan, and Culver Davis, Jr. be re-elected as Class 2 directors, each to hold office until the 1997 Regular Meeting of Shareholders and until his successor is duly elected and qualified. All of the nominees are members of the Board of Directors of the Company and have served in that capacity since originally elected or designated as indicated below.

    The Board of Directors held six meetings during the fiscal year ended February 25, 1995. All nominees participated in each meeting.

    The Board of Directors of the Company has four standing committees. The Personnel Committee was established to identify, select and evaluate officers and key employees for the Company. The Compensation Committee was established to determine and periodically evaluate various levels and methods of compensation for directors, officers and employees of the Company. The Lease Committee was established to review the Company's leases and to confirm that all of the Company's leases conform to the Company's stated Real Estate Lease policy. The Audit Committee was established to review and monitor all matters pertaining to the accounting activities of the Company and the relationship of the Company with its independent auditor. The following table shows the date each committee was established and the names of the directors serving thereon as of February 25, 1995.

                                       NUMBER OF MEETINGS
                                       DURING LAST FISCAL
    COMMITTEE      DATE ESTABLISHED           YEAR                     MEMBERS
- -----------------  -----------------  ---------------------  ---------------------------
Personnel               June 1, 1984                2        Richard M. Schulze
                                                             Bradbury H. Anderson
Audit                   June 1, 1984                3        Frank D. Trestman*
                                                             Culver Davis, Jr.
                                                             James C. Wetherbe
Compensation           March 6, 1985                1        David Stanley*
                                                             Frank D. Trestman
                                                             James C. Wetherbe
Lease                  March 6, 1985                1        Elliot S. Kaplan*
                                                             Culver Davis, Jr.
                                                             Frank D. Trestman
    ']
- ------------------------
* Committee chairperson

    There is no family relationship among the nominees or between any nominee and any of the Company's other directors.

VOTING INFORMATION

    A Shareholder submitting a Proxy may vote for all or any of the nominees for election to the Board of Directors or may withhold his or her vote from any such nominee. IF A SUBMITTED PROXY IS PROPERLY SIGNED BUT UNMARKED IN RESPECT OF THE ELECTION OF DIRECTORS, THE PROXY AGENTS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF ALL OF THE NOMINEES. Each of the nominees has agreed to continue serving the Company as a director if elected; however, should any nominee become unwilling or unable to serve if elected, the Proxy Agents named in the Proxy will exercise their voting power in favor of such other person as the Board of Directors of the Company may recommend. The Company's Articles of Incorporation prohibit cumulative voting and each director will be elected by a majority of the voting power of the shares present and entitled to vote at the Meeting. Shareholders entitled to vote for the election of directors can withhold authority to vote for all or certain nominees for director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides certain information as of March 31, 1995, as to the Chief Executive Officer and each of the next four most highly compensated executive officers during the most recent fiscal year, each director including the nominees for election as Class 2 directors, all directors and executive officers as a group, and each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company:

                                                          NUMBER OF SHARES    PERCENT OF SHARES
                       NAME                         AGE  BENEFICIALLY OWNED   BENEFICIALLY OWNED
- --------------------------------------------------  ---  ------------------   ------------------
Richard M. Schulze                                   54       9,037,533(1)          21.20%
 Chairman, Chief Executive
 Officer and Director
Bradbury H. Anderson                                 46         533,003(2)           1.25%
 President, Chief Operating
 Officer and Director
Allen U. Lenzmeier                                   51         310,065(3)         *
 Executive Vice President
 and Chief Financial Officer
Wade R. Fenn                                         36          95,663(4)         *
 Senior Vice President -- Sales
Lee H. Schoenfeld                                    42         125,870(5)         *
 Senior Vice President -- Marketing
Elliot S. Kaplan                                     58         110,052(6)         *
 Secretary and Director
Frank D. Trestman                                    60         157,000(7)         *
 Director
Culver Davis, Jr.                                    56          58,000(8)         *
 Director

                                                          NUMBER OF SHARES    PERCENT OF SHARES
                       NAME                         AGE  BENEFICIALLY OWNED   BENEFICIALLY OWNED
- --------------------------------------------------  ---  ------------------   ------------------
David Stanley                                        59          34,000(9)         *
 Director
James C. Wetherbe                                    46          24,000(10)        *
 Director
All directors and executive officers,               --       10,807,573(11)          24.80%
 as a group (16 individuals)
Jundt Associates, Inc.                              --        3,345,400(12)           7.91%
 1550 Utica Avenue South
 Suite 950
 Minneapolis, MN 55416
The Equitable Companies Incorporated                --        2,745,900(12)           6.50%
 787 Seventh Avenue
 New York, NY 10019
FMR Corp.                                           --        4,052,950(13)           9.59%
 82 Devonshire Street
 Boston, MA 02109

- ------------------------
 * Less than 1%.

 (1) The figure represents (a) 8,332,566 outstanding shares owned by Mr. Schulze; (b) 316,848 outstanding shares registered in the name of Mr. Schulze and held by him as custodian for the benefit of his children (Mr. Schulze has disclaimed beneficial ownership of such shares); (c) 5,000 out-standing shares owned by a partnership in which Mr. Schulze is a partner;
     (d) 6,494 outstanding shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of Mr. Schulze; and (e) options granted to Mr. Schulze, available for exercise within 60 days, to purchase 376,625 shares.

 (2) The figure represents (a) 236,670 outstanding shares owned by Mr. Anderson;
     (b) 1,333 outstanding shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of Mr. Anderson; and (c) options granted to Mr. Anderson, available for exercise within 60 days, to purchase 295,000 shares.

 (3) The   figure  represents  (a)  121,190  outstanding  shares  owned  by  Mr.
     Lenzmeier; and (b) options granted to Mr. Lenzmeier, available for exercise within 60 days, to purchase 188,875 shares.

 (4) The figure represents (a) 8,136 outstanding shares owned by Mr. Fenn; (b) 7,395 outstanding shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of Mr. Fenn; (c) 830 outstanding shares owned by Mr. Fenn's wife; (d) 176 outstanding shares registered in the name of Mr. Fenn as trustee of a trust for his son (Mr. Fenn has disclaimed beneficial ownership of such shares); and (e) options granted to Mr. Fenn, available for exercise within 60 days, to purchase 79,126 shares.

 (5) The   figure  represents  (a)  106,296  outstanding  shares  owned  by  Mr.
     Schoenfeld;  (b)  5,324  outstanding  shares  registered  in  the  name  of
     Wilmington  Trust  Company, and  held  by it  as  trustee of  the Company's
     Retirement Savings Plan for the benefit of Mr. Schoenfeld; and (c)  options granted  to  Mr.  Schoenfeld, available  for  exercise within  60  days, to purchase 14,250 shares.

 (6) The figure represents (a)  68,052 outstanding shares  owned by Mr.  Kaplan;
     and (b) options granted to Mr. Kaplan, available for exercise within 60 days, to purchase 42,000 shares.

 (7) The figure represents (a) 115,000 outstanding shares owned by Mr. Trestman;
     (b) 18,000 outstanding shares registered in the name of Mr. Trestman's wife as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of such shares); and (c) options granted to Mr.
     Trestman, available for exercise within 60 days, to purchase 24,000 shares.

 (8) The figure represents (a) 43,000 outstanding shares owned by Mr. Davis; and
     (b) options granted to Mr. Davis, available for exercise within 60 days, to purchase 15,000 shares.

 (9) The figure represents (a)  1,000 outstanding shares  owned by Mr.  Stanley;
     and (b) options granted to Mr. Stanley, available for exercise within 60 days, to purchase 33,000 shares.

(10) The figure represents (a) 9,000  outstanding shares owned by Dr.  Wetherbe;
     and (b) options granted to Dr. Wetherbe, available for exercise within 60 days, to purchase 15,000 shares.

(11) The figure represents (a) outstanding shares and options described in the preceding footnotes; (b) 69,600 outstanding shares owned by, and options, available for exercise within 60 days, to purchase 240,976 shares granted to, the Company's other executive officers; (c) 7,841 outstanding shares registered in the name of Wilmington Trust Company, and held by it as trustee of the Company's Retirement Savings Plan for the benefit of certain other executive officers; (d) 2,970 outstanding shares registered in the name of the custodian for an executive officer's individual retirement plan account; (e) 900 outstanding shares owned by certain other executive officers as custodian for the benefit of their children (where appropriate, such officers have disclaimed beneficial ownership of such shares) and (f)
     100 outstanding shares owned by the spouse of another executive officer.

(12) As reported  on or  about  February 15,  1995,  on the  beneficial  owner's
     Schedule 13G.

(13) As  reported on or about March 13, 1995, on the beneficial owner's Schedule
     13G.

NOMINEES AND DIRECTORS

    NOMINEES FOR CLASS 2 DIRECTORS

    RICHARD M. SCHULZE is a founder of the Company. He has served as an officer and director of the Company from its inception in 1966 and currently serves as its Chairman and Chief Executive Officer. Mr. Schulze is also a director of Pentair Inc.

    ELLIOT S. KAPLAN has served as a director and Secretary of the Company since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi, Minneapolis, Minnesota, which serves as outside general counsel to the Company. Mr. Kaplan is also a director of American Business Information, Inc.

    CULVER DAVIS, JR. has served as a director of the Company since August 1986. He had been employed by CUB Foods, a warehouse style supermarket chain which he co-founded in 1960. He became its President and Chief Executive Officer in 1985, and its Chairman and Chief Executive Officer in 1992. Mr. Davis retired from Cub Foods on December 31, 1994.

    CLASS 1 DIRECTORS -- TERMS EXPIRE IN 1996

    BRADBURY H. ANDERSON has served as a director of the Company since August 1986. He is the Company's President and Chief Operating Officer, having served as Executive Vice President-- Marketing of the Company from February 1986. He has been employed in various capacities with the Company since 1973, including retail salesperson, store manager and sales manager.

    FRANK D. TRESTMAN has served as a director of the Company since December 1984. He is President of Trestman Enterprises, an investment and business development firm. He had been a consultant to McKesson Corporation and is the former Chairman of the Board and Chief Executive Officer of Mass Merchandisers, Inc., a distributor of non-food products to retailers in the grocery business and now a subsidiary of McKesson Corporation. Mr. Trestman is also a director of Insignia Systems, Inc.

    DAVID STANLEY has served as a director of the Company since August 1990. He is Chairman of the Board of Directors and Chief Executive Officer of Payless Cashways, Inc., a building materials specialty retailer, where he has been an officer since 1980. Mr. Stanley is also a director of Piper Jaffray Inc. and Digi International, Inc.

    JAMES C. WETHERBE has served as a director of the Company since July 1993. He has been a professor at the University of Minnesota since 1980 and is currently Professor of Management Information Systems and Director of the University of Minnesota MIS Research Center. In addition, he has been the Federal Express Professor and Director of the Fedex Center for Cycle Time
Research at the University of Memphis since August 1993. He is a leading consultant and lecturer on information technology and the author of 15 books and over 200 articles in the field of management and information systems.

CERTAIN TRANSACTIONS

    The Company leases two of its current 204 stores (Burnsville and Edina, Minnesota) from Richard M. Schulze, leases two facilities (West St. Paul and Maplewood, Minnesota) from partnerships in which he is a partner, and leases one of its stores (Minneapolis, Minnesota) from his wife. The lease for the Burnsville store expires in 2006. Annual rent is equal to $350,000, and includes escalation clauses after the fifth and tenth years. The lease for the Edina store expires in 2002, and provides for the payment to Mr. Schulze of base rent of $183,820 and percentage rent equal to 4% of gross sales made on the premises, but in no event more than $572,000 in the aggregate in any lease year. The lease for the West St. Paul store expires in 1996 and provides for the payment of rent equal to 1% of gross sales at the location, subject to a fixed minimum rent of $133,728. The Company no longer operates a store at this location. The lease for the Maplewood store expires in 2008, includes renewal options and fixed minimum rent of $243,311. The lease for the Minneapolis store expires in 1998, includes renewal options, and provides for the payment of rent to Mrs. Schulze of $210,600 per year. Aggregate rents paid and accrued by the Company to Mr. Schulze, partnerships in which he is a partner or Mrs. Schulze during the fiscal year ended February 25, 1995, were $1,589,974, a portion of which was used to service debt on the properties where the five facilities are located.

    All of the leases with Mr. Schulze, partnerships in which he is a partner and Mrs. Schulze were negotiated and approved by the Board of Directors with Mr. Schulze abstaining, the Board of Directors acting in reliance upon one or more of its disinterested members with respect to the determination of market comparisons, alternative rental agreements and negotiations with Mr. Schulze. The leases were determined to be in the best interests of the Company. In March 1985, the Board of Directors appointed the Lease Committee, a committee of disinterested directors, for the purpose of examining and reviewing leases. It is the Company's policy that the Company not engage in real estate transactions with officers, directors, controlling persons and others affiliated with them unless a determination is made by the disinterested members of the Board of Directors, on recommendation by such committee, that any such transaction is on terms more favorable to the Company than could be obtained from unaffiliated third parties.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW AND PHILOSOPHY

    The Compensation Committee of the Board of Directors, composed of three non-employee directors, is responsible for determining and periodically evaluating various levels and methods of compensating the Company's directors and officers. In accordance therewith, the Compensation Committee determines, on an annual basis, the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The objective of the Compensation Committee is to establish a compensation program for executive officers that will attract and retain superior management talent, recognize and reward individual performance, and align the financial interests of the executive officers with the success of the Company.

    The Company's compensation program for executive officers provides compensation opportunities that approximate the midpoint of compensation levels for similarly situated executives within the retail industry, as well as within a broader group of companies of comparable size. Actual compensation levels may be greater or less than average competitive levels in comparable companies because of annual and long-term Company performance as well as individual performance. In setting the levels of executive compensation, the Committee considers information provided by a nationally recognized compensation and benefits firm, including the results of salary surveys of comparably sized companies generally including national retailers. In fiscal 1995, the Committee also considered information provided by the consulting firm with respect to the compensation of the executive officers of a self-selected, relevant peer group of national retail companies, as disclosed in their proxy statements. Certain of the companies in the peer group are also included in the Industry Index included in the Comparative Stock Performance graph below.

    EXECUTIVE OFFICER COMPENSATION PROGRAM

    The three components of the Company's executive officer compensation program are base salary, annual incentive compensation in the form of a cash bonus and long-term incentive compensation in the form of stock options. Executive officers are also entitled to various benefits including participation in the Company's medical plan and Retirement Savings Plan, which are generally available to employees of the Company.

    Base Salary. Base salary levels for the Company's executive officers are determined by the Compensation Committee early in the fiscal year. Members of the Committee consider individual experience, performance and annual expectations for the officer, as well as the base salaries of executive officers in comparable companies. The base salaries of executive officers are generally set to be comparable to the midpoint of those of the surveyed executives.

    Bonus Incentive Program. The Company offers an annual incentive for executive officers pursuant to a program that was approved by Shareholders in 1994. The purpose of the program is to provide a direct financial incentive in the form of an annual cash bonus to executive officers to achieve or exceed the Company's annual goals. Bonus amounts are equal to a percentage of the executive officer's base salary. The percentages used for determining bonuses are established annually to provide total cash compensation to the Company's executive officers, assuming the Company's annual goals are achieved, at a level that is comparable to the midpoint of the surveyed executives. In fiscal 1995, each executive officer was entitled to a bonus equal to 33- 1/3% of base salary if the Company's budgeted net income was achieved, which percentage could be increased to 50% if net income for the year exceeded budget by 20%. The relationship between net income and the bonus percentage was determined by the Compensation Committee at the beginning of fiscal 1995. Federal tax laws limit the amount of individual compensation that can be deducted by the Company for tax purposes to $1,000,000. Qualifying performance-based compensation is not subject to the deduction limit. The Company's bonus program for executive officers is intended to meet the requirements of a qualifying performance-based compensation plan. An amendment to the bonus program, which amends the program to comply with proposed Federal regulations regarding performance-based compensation, will be submitted to the Shareholders at the Meeting for their consideration.

    Stock Option Plan. The Company utilizes stock options as a long-term incentive for executive officers. The objectives of the stock option plan are to further the growth and general prosperity of the Company by enabling current executive officers who have been or will be given responsibility for the administration of the affairs of the Company and upon whose judgment, initiative and effort the Company was or is largely dependent for the successful conduct of its business, to acquire shares of the Company's Common Stock, thereby increasing their personal involvement in the Company.

    The Company's Shareholder-approved 1987 Employee Non-Qualified Stock Option Plan (the "Employee Plan") gives the Compensation Committee discretion to award stock options to executive officers and certain other employees. The award levels are subjective and not subject to specific criteria. The Employee Plan, as amended, authorizes the Company to grant to certain categories of employees options to purchase in the aggregate not more than 7,250,000 shares of the Company's Common Stock.

    Stock options are granted on an annual basis, have five-year terms and have exercise restrictions that lapse ratably over the last four years of the term. The exercise prices for options granted pursuant to the plan equal the fair market value of the Common Stock as of the dates of grant. Awards are made to each eligible employee at a level calculated to be competitive within the retail industry as well as within a broader group of comparable companies. Employees eligible to receive options under the Employee Plan include: (i) key executive personnel, including officers, senior management employees and members of the Board of Directors who are employees of the Company; (ii) staff management employees, including managers, supervisors and their functional equivalents for warehousing, service, merchandising, leaseholds, installation, and finance and administration; (iii) line management employees, including retail stores and field managers, supervisors and their functional equivalents; and (iv) any employee having served the Company continuously for a period of not less than ten years.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Schulze has served as an officer and director of the Company from its inception in 1966 and currently serves as its Chairman and Chief Executive Officer. In determining Mr. Schulze's compensation for fiscal 1995, the Compensation Committee used as a guide the results of a study performed for the Company by a nationally recognized firm of compensation and benefits consultants. The study included a review of executive level compensation for eleven national retailers (the "Proxy Group") as disclosed in their proxy statements for their respective fiscal years ended between December 1992 and January 1994. Four of the companies in the Proxy Group are also included in the Industry Index in the Comparative Stock Performance graph below. The Company considers three of the companies in the Proxy Group to be direct competitors of the Company. The study also included the results of two national executive compensation surveys which included national retailers such as the Company (the "Survey Group").

    Mr. Schulze's base salary for the period from April 1, 1994 to March 31, 1995 was $750,000, a 34% increase over the prior year. Mr. Schulze's base salary will remain at $750,000 for the period from April 1, 1995 to March 31, 1996. The average base salary of chief executives in the Proxy Group for periods ending up to fifteen months prior to the beginning of the period for which Mr. Schulze's compensation was set was $655,000 and the average base salary of chief executives in the Survey Group, as updated to April 1, 1994, was approximately $604,000. In determining Mr. Schulze's base salary, the Committee considered not only the results of the study but the effort required from Mr. Schulze to manage the Company through the growth experienced in fiscal 1994 and his role in raising the capital necessary to support that growth, as well the anticipated effort that would be required to manage a company that expected to continue its rapid expansion. In addition, the Committee considered the superior return on investment, over the previous five fiscal years, particularly the previous two fiscal years.

    Mr. Schulze did not earn a bonus for fiscal 1995. The Company's bonus program for executive officers provides for bonuses to be earned based upon the level of the Company's net income. The net income level required for payment of bonuses for fiscal 1995 was not achieved and, therefore, no bonus was paid to Mr. Schulze. Bonuses paid for the Proxy Group and the Survey Group averaged 87% and 56% of base salary, respectively. Average total cash compensation of the chief executives in the Proxy Group and the Survey Group was $1,228,000 and $845,000, respectively.

    Mr. Schulze received options during fiscal 1995 to purchase 50,000 shares of the Company's Common Stock at $32.40 per share, the market price at the time of the grant. The determination of the number of options awarded is subjective and not subject to specific criteria. However, in determining the number of options to grant, the Committee considered Mr. Schulze's contributions in leading the Company through a year of tremendous growth in a highly competitive market. The options were issued pursuant to the Company's 1987 Employee Non-Qualified Stock Option Plan.

                                          COMPENSATION COMMITTEE

                                          DAVID STANLEY (CHAIRMAN)
                                          FRANK D. TRESTMAN
                                          JAMES C. WETHERBE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee consists of David Stanley (Chairman), Frank D. Trestman and James C. Wetherbe. Prior to June 1, 1994, Elliot S. Kaplan was a member of the Compensation Committee. Mr. Kaplan, who also serves as Secretary of the Company, is a member of the law firm of Robins, Kaplan, Miller & Ciresi, Minneapolis, Minnesota, which serves as outside general counsel to the Company. In order to comply with the new Federal tax laws, Mr. Kaplan, who would have been deemed to be an "inside" director, was replaced on the Compensation Committee by Dr. Wetherbe.

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned during the period by the Chief Executive Officer of the Company and the next four most highly compensated individuals serving as executive officers of the Company.

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                                    -------------
                                                              ANNUAL COMPENSATION     NUMBER OF
                                                                                     SECURITIES
                                                  FISCAL      --------------------   UNDERLYING        ALL OTHER
                                                YEAR ENDED     SALARY      BONUS       OPTIONS     COMPENSATION (1)
                                               -------------  ---------  ---------  -------------  -----------------
Richard M. Schulze                                    1995    $ 727,528  $  --           50,000        $  25,904
 Founder, Chairman                                    1994      555,374    280,000      151,500           26,213
 Chief Executive Officer                              1993      492,308    175,000      121,500           26,548
Bradbury H. Anderson                                  1995      548,317     --           40,000           11,561
 President, Chief Operating Officer                   1994      421,150    212,500      123,000           11,593
                                                      1993      369,231    131,250       99,000           11,799
Allen U. Lenzmeier                                    1995      421,760     --           25,000            9,678
 Executive Vice President, Chief Financial            1994      321,538    162,500       84,000           10,011
 Officer                                              1993      275,769     98,000       67,500            9,881
Wade R. Fenn                                          1995      294,873     --           15,000            3,976
 Senior Vice President -- Sales                       1994      255,385    130,000       54,000            4,135
                                                      1993      198,514     70,000       27,000            4,040
Lee H. Schoenfeld                                     1995      274,214     --           15,000            4,085
 Senior Vice President -- Marketing                   1994      205,192    105,100       36,000            4,332
                                                      1993      143,295     43,500       15,000            3,069

(FOOTNOTE ON FOLLOWING PAGE)

- ------------------------------
(1) Includes the portions of premiums paid by the Company for life insurance coverage exceeding $50,000 ("A"), the officers' shares of the Company's contribution to its Retirement Savings Plan ("B"), and for Messrs, Schulze, Anderson and Lenzmeier, the premiums paid by the Company for split-dollar life insurance ("C"), as follows:

                                                            FISCAL
                                                          YEAR ENDED       "A"        "B"        "C"
                                                         -------------  ---------  ---------  ---------
Richard M. Schulze.....................................         1995    $     576  $   4,028  $  21,300
                                                                1994          576      4,337     21,300
                                                                1993          576      4,678     21,300
Bradbury H. Anderson...................................         1995          348      4,213      7,000
                                                                1994          204      4,389      7,000
                                                                1993          204      4,595      7,000
Allen U. Lenzmeier.....................................         1995          576      4,102      5,000
                                                                1994          576      4,435      5,000
                                                                1993          348      4,533      5,000
Wade R. Fenn...........................................         1995          132      3,844     --
                                                                1994          132      4,003     --
                                                                1993          108      3,932     --
Lee H. Schoenfeld......................................         1995          204      3,881     --
                                                                1994          204      4,128     --
                                                                1993          204      2,865     --

OPTIONS AND GRANTS

    The following tables summarize option grants and exercises during the fiscal year ended February 25, 1995, to or by the Chief Executive Officer and the next four most highly compensated executive officers of the Company at the end of the Company's last fiscal year, and the value of the options held by such persons at the end of such fiscal year.

                         OPTIONS GRANTS IN FISCAL 1995

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                           INDIVIDUAL GRANTS                          ANNUAL RATES OF
                                      ------------------------------------------------------------      STOCK PRICE
                                        NUMBER OF    % OF TOTAL OPTIONS                               APPRECIATION FOR
                                       SECURITIES        GRANTED TO        EXERCISE                     OPTION TERM
                                       UNDERLYING    EMPLOYEES IN FISCAL     PRICE     EXPIRATION   --------------------
                                         OPTIONS            1995           ($/SHARE)      DATE         5%         10%
                                      -------------  -------------------  -----------  -----------  ---------  ---------
Richard M. Schulze..................      50,000(1)            3.89%       $   32.40       4-3-99   $ 447,576  $ 989,026
                                           6,000(2)             .47            32.40       4-3-99      53,709    118,683
Bradbury H. Anderson................      40,000(1)            3.11            32.40       4-3-99     358,061    791,221
                                           6,000(2)             .47            32.40       4-3-99      53,709    118,683
Allen U. Lenzmeier..................      25,000(1)            1.94            32.40       4-3-99     223,788    494,513
Wade R. Fenn........................      15,000(1)            1.17            32.40       4-3-99     134,273    296,708
Lee H. Schoenfeld...................      15,000(1)            1.17            32.40       4-3-99     134,273    296,708

- ------------------------------
The price of one share of the Company's Common Stock acquired at $32.40 per share would equal approximately $41.35 and $52.18 when compounded annually at 5% and 10%, respectively, over the option term.
(1) Number of shares issuable upon the exercise of options granted on April 4, 1994, pursuant to the Company's 1987 Employee Non-Qualified Stock Option Plan. Options become exercisable 25% per year beginning one year after date of grant.
(2) Number of shares issuable upon the exercise of options granted on April 4, 1994, pursuant to the Company's 1987 Directors' Non-Qualified Stock Option Plan. The options are exercisable as of the date of grant.

 OPTION EXERCISES DURING FISCAL 1995 AND VALUE OF OPTIONS AT END OF FISCAL 1995

                                                                                               VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                             SHARES ACQUIRED      VALUE         AT END OF FISCAL 1995         AT END OF FISCAL 1995
NAME                           ON EXERCISE     REALIZED (1)  (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE) (1)
- --------------------------  -----------------  -----------  -----------------------------  ----------------------------
Richard M. Schulze........         33,750       $ 639,259           281,625/231,875           $ 5,006,324/$2,572,012
Bradbury H. Anderson......         66,000       1,306,206           219,000/185,500              3,818,422/2,057,610
Allen U. Lenzmeier........         --              --               133,500/133,000              2,425,395/1,530,270
Wade R. Fenn..............          3,000          82,998             49,501/74,625                  844,609/810,558
Lee H. Schoenfeld.........         12,000         246,492             37,500/52,500                  664,102/511,687

- ------------------------------
(1) Value based on market value of the Company's Common Stock on the date of exercise or at the end of fiscal 1995, as applicable, minus the exercise price.

COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P Industry Group 450-Retail (Specialty) Index (the "Industry Index") and the S&P Mid-Cap Companies Index (the "Broad Index"), published by Standard & Poors over the same period.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN OF COMPANY,
                        INDUSTRY INDEX AND BROAD INDEX*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        .            1990       1991       1992       1993       1994       1995
Best Buy Co.,
Inc.                   $ 100       $ 99      $ 257      $ 484      $ 952      $ 829
Industry Index         $ 100      $ 115      $ 157      $ 191      $ 194      $ 184
Broad Index            $ 100      $ 118      $ 155      $ 168      $ 193      $ 196

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding year in Best Buy common stock, the Industry Index and the Broad Index.

* Cumulative Total Return assumes reinvestment of dividends.

Source: Media General Financial Services

RETIREMENT SAVINGS PLAN

    Effective October 1, 1990, the Company adopted a retirement savings plan intending to meet the requirements of Internal Revenue Code Section 401(k) (the "Retirement Savings Plan"). Employees who have been employed by the Company for at least one year, worked 1,000 hours and attained age 21, may elect to save up to 15% of their pre-tax earnings. The Company will match employee contributions at a rate determined by the Board of Directors annually. Participants are fully vested in their contributions and become vested in the Company's matching contributions according to a five-year vesting schedule provided in the Retirement Savings Plan. During the fiscal year ended February 25, 1995, the Company matched 40% of the first 5% of participating employees' pre-tax earnings, or $1,376,033, including $20,068 in the aggregate on behalf of the Chief Executive Officer and the other four most highly compensated executive officers. Although the Company, in adopting the Retirement Savings Plan, expressed its intention to continue funding the trust created by the plan on a permanent basis, the Retirement Savings Plan may be terminated by the Board of Directors at will. Upon a termination of the Retirement Savings Plan, each participant becomes 100% vested. The trustee for the Retirement Savings Plan is Wilmington Trust Company.

DIRECTORS' COMPENSATION

    Each non-employee director of the Company is currently entitled to receive $12,000 per year plus expenses for his services as a director. In addition to the $12,000 annual fee, there is a $3,000 annual fee payable to each committee chairperson. On April 4, 1994, the Company granted to each director an option to purchase 6,000 shares at an exercise price of $32.40 per share. All of the options were granted pursuant to the Company's 1987 Directors' Non-Qualified Stock Option Plan, described below (the "Directors' Plan"). Options, outstanding as of March 31, 1995, to purchase 228,000 shares of the Company's Common Stock at exercise prices ranging from $2.50 to $32.40 have been granted to the Company's directors for their services as directors, including directors who are employees of the Company. During the last fiscal year, Frank D. Trestman realized a net value of securities (market value less exercise price) of $935,063 pursuant to the exercise of options granted under the Directors' Plan.

1987 DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN

    In 1987, the Directors' Plan was adopted by the Board of Directors and approved by the Shareholders. The number of shares subject to the Director's Plan is 900,000 shares. The Directors' Plan currently provides that annually, at the first regular meeting of the Company's Board of Directors each year, each director will be given an option to purchase 9,000 shares of the Company's Common Stock at an exercise price equal to the average of the closing price for the stock, as quoted on the New York Stock Exchange, on the date preceding the date of grant and the closing price of the stock on the date of grant (the "Exercise Price"). The Directors' Plan also provides that an option to purchase 9,000 shares of the Company's Common Stock at the Exercise Price will be granted to each new director at such time as he or she becomes a director of the Company. An option granted pursuant to the Directors' Plan is exercisable for a period of five years after the date of grant of the option. As of March 31, 1995, options to purchase 465,000 shares of the Company's Common Stock have been granted pursuant to the Directors' Plan and 228,000 remain outstanding. The Directors amended the Directors' Plan in April 1995, effective beginning with fiscal 1997, to reduce to 5,000 the number of shares subject to options to be granted under this plan.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of the Company's outstanding stock were complied with during the fiscal year ended February 25, 1995.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditor for the fiscal year which began February 26, 1995. A proposal to ratify that appointment will be presented at the Meeting. On August 16, 1994, the Company dismissed Deloitte & Touche LLP as its independent auditors and retained Ernst & Young LLP. The Audit Committee of the Board of Directors approved the decision to change auditors. The reports of Deloitte & Touche LLP for each of the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified with respect to uncertainty, audit scope or accounting principle. During the past two fiscal years and through the date of dismissal, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the same time period there were no "reportable events" as defined by the Rules and Regulations of the Securities and Exchange Commission. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

    The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP. If the appointment is not ratified by the Shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to an unfavorable vote.

               APPROVAL OF AN AMENDMENT TO THE BONUS COMPENSATION
                          PROGRAM FOR SENIOR OFFICERS

    In 1994, the Company's Board of Directors adopted, and the Shareholders approved, the Company's Bonus Program for Senior Officers (the "Bonus Program") in order to qualify the amount of bonuses paid to such officers for deduction under Section 162(m) of the Internal Revenue Code. Section 162(m), which was added to the Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any tax year with respect to each of the Company's five most highly paid executives. However, certain performance-based compensation that has been approved by shareholders is not subject to the deduction limit. The Bonus Program is intended to provide this type of performance-based compensation.

    In April 1995, the Board of Directors amended the Bonus Program effective February 26, 1995, subject to approval by the Shareholders, to fix at $1,000,000 the maximum potential bonus that may be paid to any individual in a given year (the "Amendment"). Bonuses under the Bonus Program will continue to be based upon objective performance measures, and the Bonus Program will continue to make executive compensation variable with the net income of the Company. The Amendment would have had no effect on bonuses under the Bonus Program for fiscal 1995 as the performance criteria was not met and no bonuses were earned. Bonuses for fiscal 1996 range from 25% of base salary if budgeted net income is achieved to a maximum of 60% of base salary if fiscal 1996 actual net income is approximately 170% of budget, increasing in 5% increments. These bonus levels are designated as levels A (25%) through H (60%) in the following table. The additional net income required for each incremental bonus level is approximately 10.5% of budgeted net income for the year. As shown below, the Amendment will not affect the bonus opportunities for senior officers for fiscal 1996 as potential bonuses for fiscal 1996 are below the maximum specified by the Amendment.

                             BONUS PROGRAM BENEFITS

NAME AND TITLE                        A          B          C          D          E          F          G          H
- --------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Richard M. Schulze                $ 187,500  $ 225,000  $ 262,500  $ 300,000  $ 337,500  $ 375,000  $ 412,500  $ 450,000
 Founder, Chairman, Chief
 Executive Officer
Bradbury H. Anderson                141,250    169,500    197,750    226,000    254,250    282,500    310,750    339,000
 President, Chief Operating
 Officer
Allen U. Lenzmeier                  108,750    130,500    152,250    174,000    195,750    217,500    239,250    261,000
 Executive Vice President, Chief
 Financial Officer
Wade R. Fenn                         75,000     90,000    105,000    120,000    135,000    150,000    165,000    180,000
 Senior Vice-President--Sales
Lee H. Schoenfeld                    70,000     84,000     98,000    112,000    126,000    140,000    154,000    168,000
 Senior
 Vice-President--Marketing
All executive officers, as a        978,750  1,174,500  1,370,250  1,566,000  1,761,750  1,957,500  2,153,250  2,349,000
 group
 (12 individuals)
All non-executive officer                 0          0          0          0          0          0          0          0
 directors, as a group (5
 individuals)
All non-executive officer                 0          0          0          0          0          0          0          0
 employees, as a group

    The Board of Directors recommends a vote FOR the proposal to approve the Amendment. The affirmative vote of the holders of the majority of the voting power of the shares present, in person or by Proxy, and entitled to vote is required to approve the Amendment.

    IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE APPROVAL OF THE AMENDMENT.

                                 OTHER BUSINESS

    The Company knows of no other matters to be acted upon at the Meeting. If any other matters properly come before the Meeting it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

                     PROPOSALS FOR THE NEXT REGULAR MEETING

    Any proposals by a Shareholder to be presented at the 1996 Regular Meeting of Shareholders must be received at the Company's principal executive offices at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, no later than January 15, 1996.

                                          By Order of the Board of Directors

                                                     [SIG]
                                          Elliot S. Kaplan
                                          SECRETARY
Dated: May 10, 1995

                                    PROXY

                             BEST BUY CO., INC.
                          7075 Flying Cloud Drive
                       Eden Prairie, Minnesota  55344

              REGULAR MEETING OF SHAREHOLDERS  JUNE 21, 1995

             THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT

     The undersigned hereby appoint(s) Richard M. Schulze and Elliot S. Kaplan, or either of them, each with the power of substitution, as proxies and agents ("Proxy Agents"), in the name of the undersigned to represent and to vote as designated below all of the shares of Common Stock of Best Buy Co., Inc. (the "Company"), held of record by the undersigned on Wednesday, May 3, 1995, at the Regular Meeting of Shareholders to be held on Wednesday, June 21, 1995, at 3:00 p.m., and any adjournment(s) thereof, the undersigned herewith ratifying all that the said Proxy Agents may so do. The undersigned further acknowledges receipt of the Notice of Regular Meeting and the Proxy Statement in support of Management's solicitation of proxies dated May 10, 1995.

1. ELECTION OF THREE CLASS 2 DIRECTORS:

      // FOR all the nominees listed below.     // WITHHOLD AUTHORITY
          (Except as marked to the contrary)        to vote for nominee.

  (INSTRUCTION:To withhold authority for any individual nominee, strike a line through the nominee's name in the list below:)

          Richard M. Schulze,  Elliot S. Kaplan,  Culver Davis, Jr.

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as the Company's independent auditor for the current fiscal year.

          // FOR            // AGAINST           // ABSTAIN

3. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S BONUS PROGRAM FOR SENIOR OFFICERS to fix a maximum bonus per year per individual at $1,000,000.

          // FOR            // AGAINST           // ABSTAIN

4. In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

     PLEASE DATE AND SIGN exactly as name(s) appears hereon and return promptly in the accompanying postpaid envelope. If shares are held by joint tenants or as community property, both shareholders should sign.

                                       Dated: _________________________, 1995

                                       ______________________________________
                                                       (Signature)

                                       ______________________________________
                                                       (Signature)

                           CERTIFICATE OF RESOLUTIONS

    I, Elliot S. Kaplan, the Secretary of Best Buy Co., Inc., a Minnesota corporation, do hereby certify that the following resolutions were duly adopted by the Directors of this corporation at a meeting held April 10, 1995, and that said resolutions are still in full force and effect:

    RESOLVED:

        The Board of Directors of this corporation hereby amends, subject to shareholder approval, the bonus program for the senior officers of the corporation to include as a term thereof a limitation on the amount of bonus compensation that can be earned pursuant to the program by an individual senior officer in a particular year, such maximum amount being $1,000,000.

    RESOLVED FURTHER:

        The Board of Directors of this corporation hereby orders that the foregoing amendment to the bonus program for senior officers be submitted to the shareholders when convened in their next meeting and recommends approval of such amendment by the shareholders when so presented to them for consideration.

Dated: April 21, 1995.

                                                   /s/ ELLIOT S. KAPLAN

                                          --------------------------------------
                                                     Elliot S. Kaplan
                                                        SECRETARY